EXHIBIT 12.1
                        EL PASO NATURAL GAS COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLARS IN MILLIONS)


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
                                                                                 FOR THE QUARTER
                                              FOR THE YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                            ----------------------------------    ------------
                                            1998    1999    2000   2001   2002    2002    2003
                                            ----    ----    ----   ----   ----    ----    ----
Earnings
  Pre-tax income (loss) from continuing
    operations                              $150    $170    $206   $155  $(154)   $ 72    $ 57
  Fixed charges                              136     110     108     97     79      17      20
  Capitalized interest                        (1)      -      (8)    (9)    (6)     (1)     (1)
                                           ------  -----    -----  -----  -----   -----   -----
     Totals earnings available for
       fixed charges                        $285    $280    $306   $243   $(81)   $ 88    $ 76
                                           ======  =====    =====  =====  =====   =====   =====
Fixed charges
        Interest and debt costs             $132    $106    $104   $ 96   $ 78    $ 17    $ 20
        Interest component of rent             4       4       4      1      1       -       -
                                           -----   -----    ----   ----   ----    ----    -----
                Total fixed charges         $136    $110    $108   $ 97   $ 79    $ 17    $ 20
                                           =====   =====    ====   ====   ====    ====    =====
Ratio of earnings to fixed charges (1)      2.10 X  2.55 X  2.83 X 2.51 X    -    5.18 X  3.80 X
                                           =====   =====    ====   ====   ====    ====    =====

(1)  Earnings were inadequate to cover fixed charges by $160 million for the year ended
     December 31, 2002.

     For purposes of computing these ratios:

     Earnings means pre-tax income (loss) from continuing operations before fixed charges less capitalized interest.

     Fixed charges means the sum of the following:
       - interest costs, not including interest on rate refunds;
       - amortization of debt costs; and
       - that portion of rental expense which we believe represents an interest factor.
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